UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2018

GT Biopharma, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or organization)	000-08092 (Commission File Number)	94-1620407 (IRS Employer I.D. No.)

1825 K Street
Suite 510
Washington, D.C. 20006
Phone: (800) 304-9888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

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Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2018, Geoffrey B. Davis was appointed to be a Director of GT Biopharma, Inc. (hereinafter the “Company”) by the Board of Directors.  Also, as a Director, Mr. Davis will Chair the Compensation Committee and be a member of the Nomination Committee. Mr. Davis will be paid an annual stipend of $42,500 for Director compensation, an additional $15,000 annually for Chairing the Compensation Committee and $5,000 annually as a member of the Nomination Committee. He will also be granted 150,000 stock options that vest monthly over three years beginning on February 1, 2018. Vesting will accelerate if the company undergoes a change of control transaction for cash.

Mr. Davis is the founding partner of Barker Davis LLC, a law firm specializing in advising companies in the life sciences industry, and has been the managing partner since its inception in January 2015. Prior to Barker Davis, Mr. Davis was partner at Ropes & Gray LLC from September 1987 to December 2014. During his more than 25 years as a partner at Ropes & Gray, Mr. Davis played a significant role in establishing the firm’s internationally recognized Life Sciences group. His work includes numerous corporate partnering and licensing transactions for major pharmaceutical and medical device companies, as well as for public and private biotechnology companies and major medical centers. He has also worked extensively on public and private financings for biomedical companies of all sizes, ranging from newly organized companies to established industry leaders, on behalf of both companies and their investment bankers. He received his bachelor of arts degree from Yale University and his Juris Doctor degree from Harvard Law School.

A copy of the press release announcing the appointment of Mr. Davis is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 Exhibits.

99.1
Press Release, dated January 16, 2018

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT Biopharma, Inc.

Dated: January 16, 2018	By:	/s/ Steven Weldon
Steven Weldon
Chief Financial Officer

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